EXHIBIT 11


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                                  EXHIBIT 11



Earnings Per Share Calculation
For the period December 31, 1996 through June 30, 1997


Earnings of the Company from December 31, 1996
  through June 30, 1997                                               $492,662

Average shares outstanding                                             998,392

Earnings per share, for the period December 31, 1996
  through June 30, 1997                                                  $0.49